Exhibit 10.20

PROVISIONS OF THE TIDEWATER INC.

EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Executive Officer Annual Incentive Plan (Executive Incentive Plan) is to reward Tidewater’s Executive Officers for their assistance in helping the Company achieve its financial and operating goals for the fiscal year.

The Executive Incentive Plan links a significant element of variable annual compensation to the accomplishment of these goals.

The Compensation Committee of the Board of Directors established this Plan to maximize Tidewater’s deduction under Section 162 of the Internal Revenue Code, provided that such actions are consistent with its philosophy and in the best interest of Tidewater and its shareholders. Notwithstanding the provisions of Section 162 (m) of the Internal Revenue Code, the Committee may award compensation that is not fully tax deductible if the Company determines that such award is consistent with its philosophy and in the best interest of Tidewater and its shareholders.

II.	ADMINISTRATION

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company; provided that all of the members of the Compensation Committee qualify as outside directors under Section 162(m) of the Internal Revenue Code. If all of the members do not so qualify, the Plan shall be administered by the Special Subcommittee of the Compensation Committee, all of the members of which qualify as outside directors under Section 162(m). The term “Committee” shall be used herein to refer to the committee that is currently authorized to administer the Plan.

III.	BASIC PLAN CONCEPT

The Plan concept for fiscal 2005 focuses primarily on Tidewater’s overall performance and is comprised of three specific criteria: (1) adjusted net income, (2) return of total capital, and (3) safety. These criteria are the bases upon which a monetary pool is established for the participants if certain financial and operating goals are accomplished.

IV.	ELIGIBILITY CRITERIA

Eligibility for participation in the Executive Incentive Plan is limited to those executive officers who have a potential to earn compensation in excess of $1,000,000. The specific positions eligible to participate in the Plan will be reviewed and determined annually by the Compensation Committee of the Board of Directors, but for fiscal 2005, Tidewater’s Chief Executive Officer (CEO) is the sole eligible participant.

V.	AWARD OPPORTUNITIES

Prior to June 30 of each fiscal year, Tidewater will specify target incentive awards for each eligible position. These target awards will determine the threshold and maximum incentive award amounts. These amounts are determined from each eligible participant’s base salary multiplied by the target percent associated with the participant’s position within the Company. For fiscal year 2005, the Company has established that the CEO’s target award will be the equivalent of 120% of base salary, and the maximum award will be equivalent to 227% of base salary. The threshold and maximum awards are intended to recognize the risk/reward component of the Company’s overall compensation program. The annual award to the participant under this Plan will not exceed $2 million.

VI.	PERFORMANCE MEASURES AND STANDARDS

The performance goals under which a bonus may be paid shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, safety performance, reduction of expenses or increase in cash flow of the Company, a division of the Company or a subsidiary. For any performance period, such performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or relative to levels attained in prior years.

Prior to the beginning of each fiscal year, specific corporate and divisional measures and standards will be set. In addition, the appropriate weighing of each measure will also be established.

Before any individual incentive amount can be awarded, Tidewater must first achieve minimum (threshold) performance in at least one of the three Company performance measures.

The performance measures for fiscal 2005 are as follows:

(1) Adjusted Net Income (ANI) versus Budget – Under this test, net income as compared with budgeted net income, adjusted as specified below, is used. This test compares actual results against budgeted results for the year. Under this performance measurement, the Company’s ANI must be at least 50% of the budgeted net income, for a minimum (threshold) award to be paid. For fiscal year 2005, the target incentive award will be paid if the Company’s adjusted net income reaches at least 95% of budget. Prorating will be permitted. (Exhibit 2 illustrates this test). This measurement carries a weight of 65% of the participant’s total award.

To encourage good management/business decisions, certain adjustments to net income will be made in determining if the net income test has been met. Accordingly, the following items reported in the Company’s consolidated statement of earnings will be added to or subtracted from net income as reported in order to determine net income for purposes of the Plan:

1)	Cumulative affect of accounting changes.

2)	Extraordinary items, as that term is defined in Accounting Principles Board Opinion #30.

3)	Discontinued operations; and

4)	Unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion #30.

Note: For purposes of calculating achievement of this performance measure, budgeted net income shall be divided by the average number of common shares outstanding for the year as contemplated by the budget. Likewise, the amount of adjusted net income shall be divided by the average number of common shares outstanding during the year. When calculating these earnings per share calculations, common stock equivalent shall not be considered in determining the average number of common shares outstanding.

(2) Return of Total Capital (ROTC) – Under this performance measurement, the Company must attain at least a 40th percentile where compared to the Peer Group (See Exhibit 1) on ROTC. ROTC is defined as:

Earnings Before Interest Expense, Taxes,
Depreciation and Amortization (EBITDA)
Average Shareholders Equity + Average Long-Term Debt (including current maturities of Long-Term Debt)

This measurement carries a weight of 20% of the participant’s total award.

Note: Average shareholders equity and average long-term debt shall be determining by summing the respective totals as of the end of each interim quarterly reporting period during the fiscal year and shown on the Company’s consolidated balance sheet and dividing such sums by the number of interim reporting periods.

The standard for the ROTC performance measure will be established by considering Tidewater’s performance against the Peer Group of companies (See Exhibit 1). When determining peer group performance ranking, pro-rating is not permitted below the 40th percentile. For fiscal year 2005, the target incentive award will be paid if the Company’s ROTC performance reaches the 60th percentile versus the Peer Group.

(3) Safety Performance – This measurement is determined by achievement of the Company’s overall established safety performance goals for the fiscal year (See Exhibit 2). Under this performance measure, payout is directly correlated with the maximum allowable LTA’s for the current fiscal year. For fiscal year 2005, it has been determined that there will be no payout if 25 or more LTA’s occur during the fiscal year. Five (5) or less LTA’s for fiscal year 2005 will yield a 150% award, which is the maximum payout allowed under this measurement. For this measurement, non-job related deaths will not count as an LTA. The safety performance measurement carries a weight of 15% of the individual’s total award.

VII.	AWARD CALCULATIONS

The actual amount of the incentive award depends upon the attainment of Company performance in each of the three criteria. Each measurement operates independently of the other in determining the award due for the fiscal year. Thus, the Company could achieve above threshold on one performance measure and below threshold on another performance measure and still have funds available in the pool. Exhibit 2 illustrates the threshold and maximum payouts for each component of the Plan. The Compensation Committee has discretion to decrease but not increase the amount of the bonus paid to a participant from the amount that would be payable under the pre-established formula for the applicable fiscal year.

VIII.	AWARD PAYMENTS

Awards will be paid in cash.

Exhibit 1

TIDEWATER INC.

Peer Group List

For Return on Total Capital Performance Objective

Fiscal Year 2005

The following list of companies represents the Industry Peer Group for the fiscal year.

COMPANY NAME

BJ Services

Baker Hughes

Cal Dive International

Cooper Cameron

Diamond Offshore Drilling Inc.

ENSCO International

Global Industries Ltd.

GlobalSantaFe Corporation

Gulfmark Offshore Inc.

Haliburton Company

Helmerich & Payne

Input/Output Inc.

Nabors Industries

Noble Corporation

Parker Drilling

Rowan Companies

Schlumberger Ltd.

Seacor Smit Inc.

Smith International Inc.

TETRA Technologies

Tidewater Inc.

Transocean Sedco Forex

Trico Marine Services Inc.

Weatherford International

The above Peer Group list will be updated at the beginning of each fiscal year. The effect of mergers and acquisitions within the peer group for purposes of excluding any given company in the year will also be considered.

Exhibit 2

TIDEWATER INC.

EXECUTIVE 2005 ANNUAL INCENTIVE POOL AWARDS MATRIX

Adjusted Net Income				ROTC Portion of Pool				Safety Performance
% Improvement in Adj. Net Income Income Over Budget	Funding Pool From Adjusted Net Income			Tidewater ROTC Relative to Peer Companies	Incentive Funding Pool From ROTC Objective			LTAs	Incentive Funding Pool From LTA Objective
150%	769,860	210%		90th %tile	169,200	150%		5	126,900	150%
145%	733,200	200%		87	163,560	145%		6	122,670	145%
140%	696,540	190%		84	157,920	140%		7	118,440	140%
135%	659,880	180%		81	152,280	135%		8	114,210	135%
130%	623,220	170%		78	146,640	130%		9	109,980	130%
125%	586,560	160%		75	141,000	125%		10	105,750	125%
120%	549,900	150%		72	135,360	120%		11	101,520	120%
115%	513,240	140%		69	129,720	115%		12	97,290	115%
110%	476,580	130%		66	124,080	110%		13	93,060	110%
105%	439,920	120%		63	118,440	105%		14	88,830	105%
100%	403,260	110%	+	60th%tile	112,800	100%	+	15	84,600	100%
95%	366,600	100%		58	107,160	95%		16	76,140	90%
90%	339,105	93%		56	101,520	90%		17	67,680	80%
85%	311,610	85%		54	95,880	85%		18	59,220	70%
80%	284,115	78%		52	90,240	80%		19	50,760	60%
75%	256,620	70%		50	84,600	75%		20	42,300	50%
70%	229,125	63%		48	78,960	70%		21	33,840	40%
65%	201,630	55%		46	73,320	65%		22	25,380	30%
60%	174,135	48%		44	67,680	60%		23	16,920	20%
55%	146,640	40%		42	62,040	55%		24	8,460	10%
50%	119,145	33%		40th%tile	56,400	50%		25 or more	0	0%
<50%	0	0%		<40th%tile	0	0%
	Weight 65%				Weight 20%				Weight 15%